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                                                                      EXHIBIT 99


                        TXU GAS COMPANY AND SUBSIDIARIES
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (UNAUDITED)


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                                                             TWELVE MONTHS ENDED
                                                                    JUNE 30,
                                                             -------------------
                                                              2001        2000
                                                             -------     -------
                                                             MILLIONS OF DOLLARS
Operating revenues.....................................      $ 8,045     $ 4,737
                                                             -------     -------

 Operating expenses
    Energy purchased for resale........................        7,507       4,182
    Operation and maintenance..........................          340         355
    Depreciation and other amortization................           64          63
    Goodwill amortization..............................           21          21
    Taxes other than income............................           94          60
                                                             -------     -------
        Total operating expenses.......................        8,026       4,681
                                                             -------     -------

Operating income ......................................           19          56

Other income (deductions) - net........................           14          69
                                                            --------     -------

Income before interest, other charges and income taxes.           33         125

Interest income........................................           15          --

Interest expense and other charges.....................          (90)        (76)
                                                             -------     -------

Income (loss) before income taxes......................          (42)         49

Income tax expense (benefit)...........................           (7)         13
                                                             -------     -------

Net income (loss)......................................          (35)         36

Preferred stock dividends..............................            4           4
                                                             -------     -------

Net income (loss) applicable to common stock...........      $   (39)    $    32
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